Exhibit 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2013 SECOND QUARTER

RESULTS; INCREASES FULL YEAR GUIDANCE

LAS VEGAS, NEVADA, May 9, 2013 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its second quarter ended March 31, 2013.

FINANCIAL SUMMARY

Quarter Ended March 31, 2013 Compared to Quarter Ended March 31, 2012

•	Revenues increased 25% to $50.0 million compared to $39.9 million.

•	Operating income was consistent at $4.8 million.

•	Adjusted EBITDA was $8.1 million compared to $8.3 million.

•	Income from continuing operations improved to $2.8 million compared to $1.2 million.

•	Diluted earnings per share from continuing operations increased to $0.34 compared to $0.16.

Six Months Ended March 31, 2013 Compared to Six Months Ended March 31, 2012

•	Revenues increased 10% to $86.4 million compared to $78.4 million.

•	Operating income increased 30% to $9.8 million compared to $7.6 million.

•	Adjusted EBITDA was $16.6 million compared to $14.7 million.

•	Income from continuing operations improved to $3.9 million compared to $1.3 million.

•	Diluted earnings per share from continuing operations increased to $0.49 compared to $0.17.

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For our Fiscal 2013 second quarter, revenues increased 25% to $50.0 million compared to $39.9 million for the Fiscal 2012 second quarter. For the six months ended March 31, 2013, revenues increased 10% to $86.4 million compared to $78.4 million for the prior year six-month period. The increases are supported by growth from our Fine Chemicals segment, offset partially by the inter-quarter timing of Specialty Chemicals segment revenues. See further discussion below under Segment Highlights.

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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169

PHONE (702) 735-2200 • FAX (702) 735-4876

Page 1 of Exhibit 99.1

Cost of Revenues and Gross Profit – Fiscal 2013 second quarter cost of revenues was $34.2 million compared to $26.3 million for the Fiscal 2012 second quarter. The Fiscal 2013 second quarter consolidated gross margin decreased to 32% compared to 34% for the Fiscal 2012 second quarter. The Fiscal 2013 six-month period cost of revenues was $55.1 million compared to $52.6 million for the Fiscal 2012 six-month period. The Fiscal 2013 six-month period consolidated gross margin was 36% compared to 33% for the Fiscal 2012 six-month period. Fine Chemicals segment gross margin improved significantly in each of the Fiscal 2013 periods. However, for the Fiscal 2013 second quarter, Fine Chemicals comprised a larger percentage of our consolidated business which resulted in the consolidated gross margin decline. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Fine Chemicals	59%	56%	59%	56%
Specialty Chemicals	39%	37%	39%	37%
Other Businesses	2%	7%	2%	7%

Total Revenues	100%	100%	100%	100%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – For our Fiscal 2013 second quarter, operating expenses were $11.0 million compared to $8.8 million for the Fiscal 2012 second quarter. For our Fiscal 2013 six-month period, operating expenses were $21.5 million compared to $18.3 million for the Fiscal 2012 six-month period. The most significant components of the six-month period increase were approximately $2.2 million for accrued incentive compensation, approximately $0.6 million for increased costs from our defined benefit retirement plans, and approximately $0.3 million for corporate shareholder matters. The increase in incentive compensation occurred primarily due to the timing of incentive compensation accruals. Strong operating performance in the first half of Fiscal 2013 has resulted in incentive-based compensation costs of approximately $1.6 million being recorded earlier in this fiscal year than in the prior fiscal year.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended March 31, 2013 Compared to Quarter Ended March 31, 2012

•	Revenues increased to $37.3 million compared to $20.6 million.

•	Operating income was $3.8 million compared to an operating loss of $1.0 million.

•	Segment EBITDA was $6.6 million compared to $2.0 million.

Six Months Ended March 31, 2013 Compared to Six Months Ended March 31, 2012

•	Revenues increased to $58.6 million compared to $42.1 million.

•	Operating income was $5.0 million compared to an operating loss of $2.2 million.

•	Segment EBITDA was $10.9 million compared to $3.8 million.

Fine Chemicals segment revenues increased 81% and 39% for the Fiscal 2013 second quarter and six-month period, respectively, each compared to the corresponding Fiscal 2012 periods. Oncology product revenues increased in both the Fiscal 2013 second quarter and the six-month period, supported by revenues from new oncology products for drugs that were commercialized in the later part of Fiscal 2012. The Fiscal 2013 second quarter also includes increases from the anti-viral, central nervous systems and development product groups. These increases are substantially due to inter-quarter timing when compared to the prior fiscal year.

The Fine Chemicals segment reported operating income of $3.8 million for the Fiscal 2013 second quarter compared to an operating loss of $1.0 million for the Fiscal 2012 second quarter. The improvement includes a ten percentage point increase in gross margin, offset partially by increased operating expenses. Fine Chemicals segment operating income for the Fiscal 2013 six-month period was

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Page 2 of Exhibit 99.1

$5.0 million compared to a loss of $2.2 million for the six-month period in the prior fiscal year. For the Fiscal 2013 six-month period, the gross margin percentage increased twelve percentage points. Gross margin improvements reflect significant improvements in manufacturing operations, as well as better contractual pricing on certain core products. Our Fine Chemicals segment has dedicated significant efforts over the last two fiscal years to improving the efficiency of its manufacturing activities. Redesigned key processes continued to yield targeted throughput ranges during the Fiscal 2013 periods. In contrast, during the Fiscal 2012 periods, the Fine Chemicals segment had not yet achieved the benefits of these improvements.

Fine Chemicals operating expenses increased in the Fiscal 2013 periods primarily due to the timing of incentive compensation accruals. Strong operating performance in the first half of Fiscal 2013 has resulted in incentive-based compensation costs being recorded earlier in this fiscal year than in the prior fiscal year.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 83% and 87% of Specialty Chemicals segment revenues in the Fiscal 2013 and 2012 six-month periods, respectively.

Quarter Ended March 31, 2013 Compared to Quarter Ended March 31, 2012

•	Revenues were $11.9 million compared to $19.0 million.

•	Operating income was $5.2 million compared to $9.3 million.

•	Segment EBITDA was $5.3 million compared to $9.7 million.

Six Months Ended March 31, 2013 Compared to Six Months Ended March 31, 2012

•	Revenues were $26.3 million compared to $33.2 million.

•	Operating income was $13.1 million compared to $16.9 million.

•	Segment EBITDA was $13.5 million compared to $17.6 million.

Specialty Chemicals segment revenues of $11.9 million for the Fiscal 2013 second quarter and $26.3 million for the Fiscal 2013 six-month period, reflect decreases of 37% and 21%, respectively, as compared to the prior fiscal year periods. The revenue variances reflect changes in inter-quarter timing of perchlorate volume. We anticipate that Specialty Chemicals segment revenues variances will reverse in the second half of Fiscal 2013.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 30% decrease in perchlorate volume and a 20% decrease in the related average price per pound for the Fiscal 2013 second quarter compared to the Fiscal 2012 second quarter.

•	A 27% decrease in perchlorate volume and a 5% increase in the related average price per pound for the Fiscal 2013 six-month period compared to the Fiscal 2012 six-month period.

•

Sodium azide revenues increased by approximately $0.3 million for the Fiscal 2013 second quarter and increased by $0.2 million for the Fiscal 2013 six-month period, in each case compared to the comparable Fiscal 2012 periods.

•	Halotron revenues were consistent for the Fiscal 2013 second quarter and decreased by $0.1 million for the Fiscal 2013 six-month period, in each case compared to the comparable Fiscal 2012 periods.

The average price per pound of perchlorates decreased in the Fiscal 2013 second quarter because lower-priced, non rocket-grade perchlorate accounted for a larger percentage of the total perchlorate volume. Fiscal 2013 volume was predominately strategic and tactical missile programs. Both space programs and tactical missile programs had strong volume during the Fiscal 2012 periods.

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Page 3 of Exhibit 99.1

The decreases in Specialty Chemicals segment operating income for the Fiscal 2013 periods are consistent with the associated revenue decreases. As a percentage of revenues, operating margins declined to 44% in the Fiscal 2013 second quarter and declined to 50% in the Fiscal 2013 six-month period, compared to 49% and 51%, respectively, for the corresponding prior fiscal year periods. The decreases occurred because the lower volume provided less gross profit to offset the consistent general and administrative expenses. Specialty Chemicals segment gross margins were consistent for the periods presented.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of March 31, 2013, we had cash balances of $26.7 million and no borrowings against our revolving credit facility.

Operating Cash Flows – Operating activities provided cash of $8.6 million for the Fiscal 2013 six-month period compared to a use of cash of $6.8 million for the prior fiscal year six-month period, an improvement of $15.4 million.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash due to the improvement in cash profits provided by our operations of approximately $1.9 million.

•	An improvement in cash provided by working capital accounts of approximately $14.4 million, excluding the effects of interest and income taxes.

•	An increase in cash paid for income taxes of approximately $5.3 million.

•	A decrease in cash paid for interest expense of approximately $2.2 million.

•	An increase in cash paid for costs associated with the retirement of long-term debt of approximately $1.6 million.

•	A decrease in cash used to fund pension obligations of approximately $4.3 million.

•	Other increases in cash used by operating activities of approximately $0.5 million.

The improvement in working capital cash flow reflects additional customer deposits received by our Specialty Chemicals segment in the Fiscal 2013 second quarter.

Cash paid for income taxes increased because our federal operating loss carryforwards were fully utilized in Fiscal 2012. Accordingly, we expect to pay cash taxes in Fiscal 2013.

Cash paid for interest in the Fiscal 2013 six-month period decreased as compared to the Fiscal 2012 six-month period reflecting both lower outstanding debt balances and lower interest rates that resulted from our refinancing in October 2012. Also in connection with the October 2012 refinancing, we incurred cash redemption costs of approximately $1.6 million comprised primarily of the call premium to redeem the senior notes.

We make payments to fund defined benefit pension obligations at a level of at least 80% of the obligation. Our contributions were reduced in the Fiscal 2013 six-month period, as compared to the Fiscal 2012 six-month period, primarily due to improved plan asset returns in Fiscal 2012. In Fiscal 2012, we made additional contributions to our pension plans because the return on pension plan assets in the preceding year was not sufficient to maintain our target funding requirements.

Investing Cash Flows – Capital expenditures in the Fiscal 2013 six-month period were $5.9 million compared to $2.4 million for the Fiscal 2012 six-month period. The increase primarily relates to Fiscal 2013 projects that will provide additional mid-scale capacity for our Fine Chemicals segment.

Financing Cash Flows – For our Fiscal 2013 six-month period financing activities used cash of $7.2 million compared to a use of cash of $0.04 million for the Fiscal 2012 six-month period. The Fiscal 2013 six-month period amount includes a reduction in our long-term debt of $5.0 million and debt issuance

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Page 4 of Exhibit 99.1

costs of approximately $1.4 million, each incurred in connection with our October 2012 refinancing activities. Subsequent to our October 2012 refinancing, we also made scheduled principal payments for our new term loan in the amount of $2.3 million.

OUTLOOK

Based on our performance this fiscal year to date, which includes existing backlog, anticipated orders and manufacturing efficiencies that are improved from our prior expectations, we are increasing our guidance for Fiscal 2013. We expect consolidated revenues of at least $205.0 million and Adjusted EBITDA of at least $47.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2013 to be approximately $14.0 million.

Our Fiscal 2013 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $13.5 million, interest expense and refinancing costs of $5.8 million, share-based compensation expense and other items of $1.0 million and income taxes of $9.5 million to estimated net income of $17.2 million.

NON-GAAP FINANCIAL INFORMATION AND BASIS OF PRESENTATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization. Adjusted EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, loss on debt extinguishment, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from continuing operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Revenues and expenses associated with our former Aerospace Equipment segment operations, which were divested effective August 1, 2012, are presented as discontinued operations for all periods presented.

We report our results based on a fiscal year which ends on September 30. References to Fiscal years refer to the twelve months ended or ending September 30 of the Fiscal year referenced.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2013 second quarter financial results. The investor teleconference will be held Thursday, May 9, 2013, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 877-261-8990 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #34802475. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

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RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues, sales volumes, working capital, interest expense, tax obligations, and capital expenditures, statements regarding the impact of process improvements and other efficiency and cost savings initiatives, statements regarding the expected impact of the timing of orders, sales and production activities on quarterly revenues, statements regarding the expected benefit of our credit swap agreement, statements regarding the impact that principal payments under our Credit Facility will have on our liquidity, statements regarding our ability to focus on the growth and performance of our pharmaceutical-related product lines following the sale of our Aerospace Equipment segment and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers for most of our sales and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts on our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply on our profitability and liquidity.

•

A significant portion of our business is based on contracts with contractors or subcontractors to the U.S. government and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals and Fine Chemicals segments, production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•

Each of our Specialty Chemicals and Fine Chemicals segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

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Page 6 of Exhibit 99.1

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	We are exposed to counterparty risk through our interest rate swap and a counterparty default could adversely affect our financial condition.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2012 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and six months ended March 31, 2013 and cash flows for the six months ended March 31, 2013 are not necessarily indicative of the results that will be achieved for future periods.

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ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended March 31		Six Months Ended March 31,
	2013	2012	2013	2012
Revenues	$50,044	$39,918	$86,362	$78,403
Cost of Revenues	34,150	26,300	55,056	52,555

Gross Profit	15,894	13,618	31,306	25,848
Operating Expenses	11,049	8,823	21,513	18,308
Other Operating Gains	—	—	—	14

Operating Income	4,845	4,795	9,793	7,554
Interest and Other Income (Expense), Net	4	7	12	14
Interest Expense	554	2,591	1,836	5,230
Loss on Debt Extinguishment	—	—	2,835	—

Income from Continuing Operations before Income Tax	4,295	2,211	5,134	2,338
Income Tax Expense	1,534	974	1,222	1,066

Income from Continuing Operations	2,761	1,237	3,912	1,272
Loss from Discontinued Operations, Net of Tax	(29)	(182)	(25)	(66)

Net Income	$2,732	$1,055	$3,887	$1,206

Basic Earnings Per Share:
Income from Continuing Operations	$0.36	$0.16	$0.51	$0.17
Loss from Discontinued Operations, Net of Tax	$(0.00)	$(0.02)	$(0.00)	$(0.01)
Net Income	$0.35	$0.14	$0.50	$0.16
Diluted Earnings Per Share:
Income from Continuing Operations	$0.34	$0.16	$0.49	$0.17
Loss from Discontinued Operations, Net of Tax	$(0.00)	$(0.02)	$(0.00)	$(0.01)
Net Income	$0.34	$0.14	$0.49	$0.16
Weighted Average Shares Outstanding:
Basic	7,732,000	7,548,000	7,700,000	7,544,000
Diluted	8,039,000	7,634,000	7,961,000	7,626,000

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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31, 2013	September 30, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$26,694	$31,182
Accounts Receivable, Net	30,124	24,211
Inventories	57,635	44,157
Prepaid Expenses and Other Assets	1,389	1,477
Income Taxes Receivable	1,954	2
Deferred Income Taxes	13,150	13,028

Total Current Assets	130,946	114,057
Property, Plant and Equipment, Net	103,143	103,316
Deferred Income Taxes	19,001	20,796
Other Assets	8,531	8,295

TOTAL ASSETS	$261,621	$246,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,343	$12,006
Accrued Liabilities	6,688	6,359
Accrued Interest	21	988
Employee Related Liabilities	9,083	10,568
Income Taxes Payable	—	2,098
Deferred Revenues and Customer Deposits	34,667	7,293
Current Portion of Environmental Remediation Reserves	3,191	5,114
Current Portion of Long-Term Debt	5,261	16

Total Current Liabilities	69,254	44,442
Long-Term Debt	52,500	65,004
Environmental Remediation Reserves	10,656	11,640
Pension Obligations	53,531	55,300
Other Long-Term Liabilities	506	1,745

Total Liabilities	186,447	178,131

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock - $0.10 par value; 20,000,000 shares authorized, 7,861,573 and 7,710,783 issued and outstanding	786	771
Capital in Excess of Par Value	76,577	74,796
Retained Earnings	28,690	24,803
Accumulated Other Comprehensive Loss	(30,879)	(32,037)

Total Stockholders’ Equity	75,174	68,333

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$261,621	$246,464

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Six Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$3,887	$1,206
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities:
Depreciation and amortization	6,414	7,404
Non-cash interest expense	150	380
Non-cash component of loss on debt extinguishment	1,252	—
Share-based compensation	369	320
Excess tax benefit from stock-based compensation	(432)	—
Deferred income taxes	1,333	1,172
Loss (gain) on sale of assets	1	23
Changes in operating assets and liabilities:
Accounts receivable, net	(6,045)	(12,379)
Inventories	(13,137)	(9,637)
Prepaid expenses and other current assets	88	(580)
Accounts payable	(2,321)	(3,251)
Income taxes	(4,050)	(55)
Accrued liabilities	25	(2,308)
Accrued interest	(967)	1
Employee related liabilities	(1,156)	(819)
Deferred revenues and customer deposits	27,374	19,426
Environmental remediation reserves	(2,907)	(2,864)
Pension obligations, net	445	(3,881)
Other	(1,770)	(170)
Discontinued operations, net	28	(769)

Net Cash Provided (Used) by Operating Activities	8,581	(6,781)

Cash Flows from Investing Activities:
Capital expenditures	(5,851)	(2,381)
Other investing activities	—	120
Discontinued operations, net	—	(423)

Net Cash Used by Investing Activities	(5,851)	(2,684)

Cash Flows from Financing Activities:
Issuances of long-term debt	60,000	—
Payments of long-term debt	(67,259)	(9)
Debt issuance costs	(1,386)	—
Issuances of common stock	995	—
Excess tax benefit from stock-based compensation	432	—
Discontinued operations, net	—	(28)

Net Cash Used by Financing Activities	(7,218)	(37)

Effect of Changes in Currency Exchange Rates on Cash	—	15

Net Change in Cash and Cash Equivalents	(4,488)	(9,487)
Cash and Cash Equivalents, Beginning of Period	31,182	30,703

Cash and Cash Equivalents, End of Period	$26,694	$21,216

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AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Operating Segment Data:
Revenues:
Fine Chemicals	$37,267	$20,594	$58,614	$42,069
Specialty Chemicals	11,934	18,961	26,284	33,181
Other Businesses	843	363	1,464	3,153

Total Revenues	$50,044	$39,918	$86,362	$78,403

Segment Operating Income (Loss):
Fine Chemicals	$3,750	$(978)	$5,027	$(2,165)
Specialty Chemicals	5,218	9,297	13,135	16,941
Other Businesses	(233)	(357)	(393)	(429)

Total Segment Operating Income	8,735	7,962	17,769	14,347
Corporate Expenses	(3,890)	(3,167)	(7,976)	(6,793)

Operating Income	$4,845	$4,795	$9,793	$7,554

Depreciation and Amortization:
Fine Chemicals	$2,894	$2,928	$5,909	$5,968
Specialty Chemicals	123	377	330	612
Other Businesses	5	5	10	9
Corporate	82	94	165	188

Total Depreciation and Amortization	$3,104	$3,404	$6,414	$6,777

Segment EBITDA:
Fine Chemicals	$6,644	$1,950	$10,936	$3,803
Specialty Chemicals	5,341	9,674	13,465	17,553
Other Businesses	(228)	(352)	(383)	(420)

Total Segment EBITDA	11,757	11,272	24,018	20,936
Less: Corporate Expenses, Excluding Depreciation	(3,808)	(3,073)	(7,811)	(6,605)
Plus: Share-based Compensation	116	103	369	320
Plus: Interest and Other Income (Expense), Net	4	7	12	14

Adjusted EBITDA	$8,069	$8,309	$16,588	$14,665

Reconciliation of Income from Continuing Operations to Adjusted EBITDA:
Income from Continuing Operations	$2,761	$1,237	$3,912	$1,272
Add Back:
Income Tax Expense	1,534	974	1,222	1,066
Interest Expense and Loss on Debt Extinguishment	554	2,591	4,671	5,230
Depreciation and Amortization	3,104	3,404	6,414	6,777
Share-based Compensation	116	103	369	320

Adjusted EBITDA	$8,069	$8,309	$16,588	$14,665

# # #

Page 12 of Exhibit 99.1